Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Fletcher McCusker – Chairman and CEO	Alison Ziegler - General Information
Kate Blute – Director of Investor and Public Relations	Susan Garland – Analyst Information
520/747-6600	212/445-8300
Cynthia Martin – Media Information
312-640-6741

FOR IMMEDIATE RELEASE

Providence Service Corporation Acquires California-Based Community

Services Programs and Nevada-Based Drug Court Treatment Program

TUCSON, ARIZONA – July 21, 2004 — The Providence Service Corporation (Nasdaq: PRSC) today announced that it has purchased the equity interests of three entities within the government community services division of privately-held Aspen Education Group, Inc. (AEG), establishing operations in California and Nevada and adding drug court treatment to its array of services. Based in Cerritos, California, AEG is one of the country’s largest providers of therapeutic education services in a residential setting for private sector clients. The purchase price of the transaction totaled $10 million and under the terms of the purchase agreement, Providence will receive $2 million in working capital.

The three entities constituted AEG’s community services division, Aspen Community Services, which provide home and community based services in southern California for at-risk youth and adults and also operate Choices Group, Inc., one of the first drug court treatment programs located in Las Vegas, Nevada. Based on historical information provided by AEG and management of the companies being acquired, revenues for the year ended December 31, 2003 totaled approximately $22.7 million. The businesses, which are expected to be accretive to Providence’s earnings, were divested as part of AEG’s strategic focus on private sector educational services. Additional details of the transaction will be discussed in Providence’s second quarter investor conference call.

“These acquisitions open up new markets in California and Nevada and establish a presence in the expanding drug court treatment business,” said Fletcher J. McCusker, Chairman and CEO.

“We see this as the perfect time to establish our model in California, a state that we have been monitoring for years,” added Mr. McCusker. “Through the community services division of AEG, we gain contracts in the Kern, Los Angeles, Orange and San Diego counties, servicing approximately 1,800 children and 2,300 adults. We believe that through our community-based solutions, we can become part of the solution to California’s difficult budget issues.”

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

The Providence Service Corporation

“In Las Vegas, AEG had previously acquired a program known as Choices that established one of the largest drug court treatment programs in the country, currently servicing over 800 clients. These programs provide comprehensive treatment and rehabilitative services for non-violent alcohol and drug abusing offenders in conjunction with the judicial system. There are approximately 1,500 drug court programs in the U.S. and Choices is widely viewed as a pioneer. Having been re-awarded its Las Vegas contract for another three years and with an 83% success rate, Choices is also one of the most successful drug courts in the country. We expect to expand this service to other Providence locations.”

“We are pleased that our Community Services Division will be part of the leading company in the country providing community-based programs for public sector clients,” said Elliot Sainer, CEO of Aspen Education Group. “With Aspen’s primary focus on residential and outdoor programs for underachieving youth in the private sector, the sale of this public sector division to a company like Providence made sense for our future growth and provides a great fit for our employees and the clients that we serve.” SunTrust Robinson Humphrey served as Aspen’s exclusive financial advisor for this transaction.

Aspen Education Group is the nation’s leader in providing educational opportunities that improve the quality of life for troubled children, teens and young adults and their families. AEG offers a wide diversity of programs, settings and solutions that match youths’ needs with the right learning environment. Through Aspen ‘s 25 residential and outdoor education programs in 12 states, parents can choose from a variety of therapeutic environments that include boarding schools, outdoor experiential education programs, and weight loss residential academies and camps. AEG was named among the top 100 education companies in 2003 by Eduventures, a leading independent research firm dedicated to learning markets.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 205 government contracts in 17 states and the District of Columbia as of March 31, 2004.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, contracts or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s other filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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